Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Forms S-8) and related Prospectuses pertaining to the New Era of Networks, Inc. Amended and Restated 1995 Stock Option Plan, New Era of Networks, Inc. 1998 Nonstatutory Stock Option Plan, Convoy Corporation 1997 Stock Option Plan, Microscript, Inc. 1997 Stock Option Plan, InphoMatch, Inc. 2000 Equity Incentive Plan, Mobile 365, Inc. 2004 Equity Incentive Plan, MobileWay, Inc. 2000 Stock Option Plan, Sybase, Inc. 1988 Stock Incentive Plan, Amended and Restated Sybase, Inc. 2003 Stock Plan, Sybase, Inc. 1999 Nonstatutory Stock Plan, Sybase, Inc. 1996 Stock Plan, Sybase, Inc. 2001 Director Stock Option Plan, Sybase, Inc. 1992 Director Stock Option Plan, the Sybase, Inc. 1991 Employee Stock Purchase Plan and 1991 Foreign Subsidiary Employee Stock Purchase Plan, the Registration Statement (Form S-3) dated as of June 26, 2000, for the issuance of 7,381,917 shares in connection with Sybase’s acquisition of Home Financial Network, and the Registration Statement (Form S-4) dated as of March 15, 2001, the Registration Statement (Form S-3) dated as of July 29, 2005, for $460.0 million of Sybase’s 1.75% convertible subordinated notes due 2025 and the issuance of up to 18,239,506 shares, of our reports dated February 26, 2009, with respect to the consolidated financial statements and schedule of Sybase, Inc., and the effectiveness of internal control over financial reporting of Sybase, Inc, included in this Annual Report (Form 10-K) for the year ended December 31, 2008.
/s/ Ernst & Young LLP
San Francisco, California
February 26, 2009